STATEMENT OF WORK #1

(Model Consulting)

This Statement of Work (“SOW”) #1, dated as of January 2, 2015, is subject to the terms and conditions of the Master Services Agreement (the “Agreement”) among Lincoln Investment Advisors Corporation (“LIAC”), Lincoln Financial Distributors, Inc. (“LFD”), The Lincoln National Life Insurance Company (“LNL”) and State Street Global Advisors, a division of State Street Bank and Trust Company (“SSgA”), dated of even date herewith. The terms below shall be in addition to all terms contained in the Agreement, which will continue in full force and effect. In the event of a conflict between this Statement of Work and the Agreement, this Statement of Work shall control.

Statement of Work (SOW) and Project Name: Model Consulting Services and Related Support Services

LIAC is the investment adviser to various accounts (the “Accounts”). LIAC and LNL own proprietary risk-control models (the “RPM Models”) and associated methodologies and processes relating to the operation of certain Accounts including proprietary mutual funds. LIAC desires to retain SSgA to furnish certain consulting and related services to LIAC with respect to the RPM Models for certain Accounts. The objective of this SOW is to confirm the scope of work and key deliverables. All capitalized terms not defined in this SOW shall have the meanings ascribed to them in the Agreement.

Description of SSgA and Lincoln Responsibilities; Additional terms and conditions

1.	APPOINTMENT AS CONSULTANT

SSgA agrees to provide to LIAC the services described in this SOW and the Operating Procedures and Fee Agreement (the “Operating Procedures”) being entered into concurrently herewith (the “Services”). SSgA shall be an independent contractor and shall have no authority to act for or represent LIAC or any advisory accounts of LIAC, except as may be expressly authorized in another agreement.

2.	SERVICES

(a)        In order to facilitate SSgA’s performance of the Services, LIAC shall first provide to SSgA:

(i)        Technical and other specifications of the RPM Models with instructions as to their implementation including without limitation IT security specifications;

(ii)        Sample back-tests, validation testing, and analyses used by LIAC and its affiliates in developing the RPM Models;

(iii)        Trade file formats and summaries of current daily trading processes and controls;

(iv)        Samples of standard reporting and analytics for replication and enhancement; and

(v)        Historical return data and such other information as SSgA requires in order to develop the SSgA Implementations described herein.

(b)        SSgA shall develop de-novo implementations (the “SSgA Implementations”) of the RPM Models on a “blind” basis, with subsequent high-level reconciliation to the current RPM Model implementations as more fully set forth in the Operating Procedures. SSgA shall provide validation of the SSgA Implementations satisfactory to LIAC.

(c)        SSgA shall provide to LIAC the following information and services beginning on January 1, 2015:

(i)        Reports from the SSgA Implementations based on guidelines, targets and instructions that LIAC provides to SSgA from time to time and based on such other factors or variables as the parties may agree from time to time, as more fully set forth in the Operating Procedures;

(ii)        Outputs from the RPM Models, as set forth in the Operating Procedures;

(iii)        On a monthly and quarterly basis, such written reports, commentary, attribution, and other analyses regarding the effectiveness of the RPM overlay, the impact of market movements, and the impact of underlying investment managers’ performance with respect to the performance of the Account as a whole (the underlying investment managers’ performance, performance of the RPM sleeves of the Accounts, and performance of each Account as a whole to be provided to SSgA by LIAC), as are set forth in the Operating Procedures or as agreed by the parties from time to time;

(iv)        On a quarterly basis, feedback on the effectiveness and of LIAC’s mapping of underlying fund exposures to available futures contracts for hedging;

(v)        On a quarterly basis, a written report on SSgA’s research, analyses and recommendations, if any, on methods to potentially improve and evolve the RPM Models and the SSgA Implementations;

(vi)        As reasonably requested by LIAC, periodic quantitative and qualitative review and analysis of the use of the RPM overlay as it applies to new or replacement investment managers; and

(vii)        As reasonably requested by LIAC, modify RPM Model inputs, calibrations and/or recommendations based on such factors as LIAC may deem appropriate.

(d) SSgA, at its expense, will furnish all necessary staff (including salaries of personnel), facilities, and equipment necessary to execute its obligations under this SOW and the Operating Procedures.

3.	NO INVESTMENT ADVICE OR AUTHORITY

SSgA and LIAC acknowledge and agree that (i) SSgA is not providing discretionary or non-discretionary investment advice to LIAC or the Accounts; (ii) SSgA has no discretionary or non-discretionary authority with respect to any Account; and (iii) LIAC is solely responsible for the implementation of the investment program of each of the Accounts.

4.	DATA

LIAC shall at all times be and remain responsible for the integrity and accuracy of the data that it provides to SSgA under Section 2(a). In no event shall SSgA be responsible for, and nothing in this SOW shall be construed to shift any such responsibility from LIAC to SSgA for, such data. LIAC agrees that there is no assurance that the SSgA Implementations or RPM Model outputs provided by SSgA to LIAC will prove optimal for every situation. SSgA undertakes to assist LIAC to correct any errors, deficiencies or omissions in the SSgA Implementations and the Services, but there is no assurance of a successful investment result from the Services under this SOW.

5.	PROPRIETARY RIGHTS

(a)        The parties acknowledge that, as more fully set forth in the Agreement and subject to the terms thereof, LIAC and its affiliates are the owners of the RPM Models and retain all rights, title and interest in the RPM Models.

(b)        The Deliverables that SSgA provides under this SOW are prepared solely for the internal business use of LIAC, except as set forth in this subsection. Deliverables that are Pre-Existing, Independent or Unilateral Materials

(as defined in the Agreement) may not be distributed, disclosed, or otherwise furnished to any third party without SSgA’s prior written consent, except to LIAC’s affiliates and the Board of Trustees of any Account, or as requested by regulatory authorities or as otherwise required by law, regulation or court order. For the removal of doubt, (i) LIAC may not, without SSgA’s consent, provide to LIAC’s or any Account’s service providers any Deliverables that are Pre-Existing, Independent or Unilateral Materials (as defined in the Agreement); and (ii) any Deliverable that constitutes Collaborative Materials (as defined in the Agreement) may be used or disclosed at LIAC’s sole discretion. SSgA does not intend to benefit any third-party recipient of the Deliverables, even if SSgA consents to the release of its Work Product to such third party. Nothing in this SOW shall confer rights upon, nor shall this SOW be construed to create any rights in, any person that is not a party to this SOW.

6.	STANDARD OF CARE

SSgA shall perform the Services in good faith and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of any enterprise of like character.

7.	COMPENSATION

As compensation for the Services and any other services which may be provided pursuant to other statement(s) of work, side letters and related agreements being entered into concurrently among LIAC, LFD, LNL and SSgA , LIAC will pay to SSgA compensation as set forth in the Operating Procedures.

8.	REPRESENTATIONS AND WARRANTIES

(a)        Representations and Warranties of LIAC. LIAC represents, warrants and agrees that LIAC (i) is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and will continue to be so registered for so long as this SOW remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from discharging the obligations contemplated by this SOW; (iii) has met and will seek to continue to meet for so long as this SOW remains in effect, any other applicable federal or state requirements, or other applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to discharge the obligations contemplated by this SOW; (iv) has the authority to enter into and discharge the obligations contemplated by this SOW; and (v) will promptly notify SSgA of the occurrence of any event that would disqualify LIAC from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)        Representations and Warranties of SSgA. SSgA represents, warrants and agrees as follows: SSgA (i) has met and will seek to continue to meet for so long as this SOW remains in effect, any applicable federal or state requirements, or applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this SOW; (ii) has the authority to enter into and perform the services contemplated by this SOW; (iii) beginning as of the date of this SOW, SSgA’s performance of this SOW does not infringe on the intellectual property or other rights of any third party and is not the subject of any pending or threatened litigation relating to SSgA’s performance of this SOW; (iv) SSgA has in place a plan (the “Business Continuity Plan”), to address issues that are reasonably likely to arise in the event of a disaster and that may potentially disrupt business continuity and/or performance of its services under this SOW; (v) SSgA will update the Business Continuity Plan as necessary to reflect evolving industry standards and will notify LIAC upon the adoption of any material updates or changes to such plan during the term hereof; and (vi) SSgA has in place a plan or controls (“IT and Cyber Security Plan”) to address the security of any systems used by SSgA in providing services under this SOW.

9.	TERM, TERMINATION AND ASSIGNMENT

This SOW will operate on a continuous basis until terminated by either party with sixty (60) days’ prior written notice to the other party, except that LIAC may terminate this SOW on thirty (30) days’ prior written notice in the event of a breach or breaches of this SOW by SSgA which LIAC deems, in its sole discretion, to be material. Neither party shall assign this SOW without the express prior written consent of the other party.

10.	MISCELLANEOUS

This SOW, together with the Agreement, the Operating Procedures, and any other agreement that references any of the above, constitutes the entire understanding among the parties concerning the subject matter of this SOW and shall supersede all prior agreements, oral or written, between the parties concerning the same subject matter.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives.

LINCOLN INVESTMENT ADVISORS CORPORATION		STATE STREET GLOBAL ADVISORS, a division of State Street Bank and Trust Company

By:	/s/ Daniel R. Hayes	By:	/s/ Stephen W. Coyle
	Name: Daniel R. Hayes Title: President		Name: Stephen W. Coyle Title: Managing Director

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